Exhibit 99.1
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EL SEGUNDO, Calif.--(BUSINESS WIRE)--June 12, 1998--Gentle Dental Service
Corporation (NASDAQ:GNTL) today announced that it has completed its previously announced $45 million financing.

The company plans to use the proceeds for acquisitions and other corporate activities to support future growth.

The financing includes $15 million of preferred stock and $30 million in 7% convertible subordinated debt. The financing has been led by Chase Capital Partners. The Sprout Group, the lead venture investor in GMS Dental Group Inc. (a predecessor of Gentle Dental), is also a significant investor in the new financing. Other participants are Accel Partners, Bessemer Venture Partners and St. Paul Capital, all of whom were also venture investors in GMS Dental Group. The convertible debt has a term of eight years, and both the preferred stock and the convertible debt are convertible into Gentle Dental common stock at 102.5% of the average bid and ask prices over the 21-day period ending one day prior to the announcement of the transaction, or $9.21. With the completion of the private placement, the company has withdrawn its previously announced registration with the Securities and Exchange Commission for the public sale of
3.6 million common shares.

"We are very glad to have the confidence and support of Chase Capital Partners as the lead investor in this transaction," said Michael Fiore, co-chairman, president and chief executive officer of Gentle Dental, "and we are especially pleased that each of our existing major venture partners decided to invest additional funds in the company. With the completion of this transaction, we are proceeding aggressively with the execution of our growth strategy."

Chase Capital Partners (CCP) is a global private equity organization with over $5.5 billion under management. CCP is an affiliate of the Chase Manhattan Corporation, the largest bank holding company in the United States. The Sprout Group is the venture capital affiliate of Donaldson Lufkin & Jenrette (DLJ). Bessemer Ventures, Accel Partners and St. Paul Capital are independent venture capital investors.

Gentle Dental Service Corporation is one of the largest providers of dental practice management services in the United States. Including the pending acquisition of Dedicated Dental Systems, Gentle Dental will provide dental practice management services to 260 dentists at 70 locations in California, Oregon, Washington, Idaho and Hawaii.

     CONTACT:  Gentle Dental Service Corporation
               Michael Fiore, 310/765-2400
     or
               Harris Massey Herinckx
               Fletcher Chamberlin, 503/973-9226